UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GeoPetro Resources Company
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150 California Street

Suite 600    •     San Francisco CA    •    94111

(415) 398-8186    •    Fax: (415) 398-9227

April 30, 2010

Dear Shareholder:

It is a pleasure to invite you to the Company’s 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on July 16, 2010 at 10:30 a.m. Pacific Daylight Time, at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111. I hope you will be able to attend.

At this year’s Annual Meeting, shareholders will be asked to elect seven directors and to ratify the appointment of Hein & Associates LLP to serve as GeoPetro’s independent registered public accounting firm for the year ending December 31, 2010.  In addition, shareholders will transact any other business that may properly come before the meeting.

Please be advised that we are taking advantage of the Securities and Exchange Commission’s rules that allow us to furnish our proxy statement and related proxy materials to our shareholders over the Internet.  We believe the use of the internet will expedite shareholders’ receipt of proxy materials and lower our costs of delivery.  The “Information Concerning Solicitation and Voting” section of this proxy statement contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Please know that your vote is very important to us and we encourage you to vote promptly.  Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

The Past Year in Retrospect and Current Outlook

As Chairman, President and CEO of GeoPetro Resources Company (“GeoPetro”, “we”, “our” or the “Company”), I am pleased to provide an update of the Company’s accomplishments to date and the progress made on the Company’s projects during 2009 and our outlook for 2010.

Working Capital and Liquidity

During 2009, the Company took steps to address liquidity concerns arising from weaker commodity prices and severely limited access to the capital markets.  We have been able to improve our working capital position throughout the year despite a significant drop in natural gas prices. We achieved this by accessing capital in a timely manner despite poor market conditions and have managed to keep ahead of the curve and maintain a sufficient treasury so we can best position ourselves to execute on our business plan. The Company raised $1.8 million by issuing promissory notes and $5.5 million last year, net of offering costs, through the issuance of Series B Convertible Preferred Stock to accredited investors.  In September, we sold certain idle equipment related to the Madisonville Gas Treatment Plant (the “Plant”) for a sale price of $2.5 million of which $1.1 million was applied toward a reduction of the principal balance on the Bank of Oklahoma term loan.

In March of 2010, we announced the successful sale of our Alaskan Cook Inlet leases (“Alaskan Leases”) for cash and a significant retained royalty position. This transaction is consistent with our business strategy of gaining control of key acreage in projects which individually have the potential to be ‘company makers,’ performing extensive geologic and geophysical evaluations thereon, and leveraging through strategic transactions with other resource companies.

GeoPetro is actively seeking industry partners to fund costs associated with drilling test wells on its Madisonville Deep and California projects.  If GeoPetro is able to continue to execute farmout arrangements on attractive terms, doing so will reduce the Company’s capital exposure and allow it to receive reimbursement of some or all of its sunk costs associated with these projects.

Cook Inlet (Alaska) Project

From 2005 to 2010, GeoPetro acquired a 100% working interest in approximately 123,000 acres onshore in the Cook Inlet region of Alaska. The leasehold position consists of two separate target areas, the Point MacKenzie Prospect and the Trading Bay Prospect, which have been selected for oil and gas exploration. GeoPetro sold its entire working interest in the leases to Linc Energy (Alaska) Inc. (“Linc”).  Linc is a wholly-owned subsidiary of Linc Energy Ltd., an Australian-based company publicly traded on the Australian Stock Exchange (ASX: LNC).  Linc has a market capitalization of approximately US $650 million.

We will receive a cash payment of US $1.0 million upon approval of assignment of the leases to Linc, and an additional US $4.0 million from the first 75% of 8/8ths of the proceeds from any oil and gas production from the leases discovered and produced by Linc.  Thereafter we will receive an overriding royalty interest of 10% of 8/8ths in and to the Alaskan Leases issued by the State of Alaska and the Alaska Mental Health Trust (which comprise over 99% of the Alaskan Leases), and an overriding royalty interest of 7% of 8/8ths in and to the Alaskan Leases issued by Cook Inlet Region, Inc. on oil and gas production.

Linc has also committed to the drilling of the Frontier Spirit #1 exploration well to evaluate a significant conventional oil and gas prospect identified and developed by GeoPetro on the acreage. The prospect covers approximately eighteen sections (11,500 acres) under structural closure, and will target conventional gas reserves in the Middle and Lower Tyonek Formations reaching to a depth of approximately 8,000 feet. Preliminary log analysis and seismic data indicate the Point MacKenzie and Trading Bay Blocks may contain conventional accumulations of natural gas reserves in Tertiary sandstones in addition to the prospect identified at the Frontier Spirit #1 location. Additional potential on the Alaskan Leases may be realized from the development of coal bed methane reserves.

Linc’s significant commitment to the exploration and development of the Cook Inlet Project has confirmed our belief in the resource potential of this significant acreage position. The significant resource potential of this Project coupled with our retained interest positions us for a significant enhancement of shareholder value upon a commercial discovery.

Madisonville Project, East Texas

We began 2009 with the acquisition of the natural gas treatment plant from Madisonville Gas Processing, LP (“MGP”), in exchange for shares of GeoPetro’s common stock, assumption of related debt and cash (“the Acquisition”) on December 31, 2008. The Plant processes natural gas produced from the Madisonville Project located in Madison County, East Texas. We have reconfigured idle equipment and implemented operating efficiencies in the Plant to reduce the inlet pressure into the Plant and improve our natural gas production.  Additionally, we continue to look at ways to manage our costs in this challenging environment and are making significant progress in reducing operating expenses associated with the Plant.

Lokern Project, California

We own a 100% working interest in 1,280 acres in the Lokern Project, located in the southern San Joaquin basin, near Bakersfield, California. The primary exploration objectives are the Miocene Stevens formation and the deeper Carneros member of the Temblor formation. The secondary objectives include the Miocene Reef Ridge and Pliocene Etchegoin sands.

The prospect was originally developed in part as a result of positive results from the Machii-Ross Ackerman show well drilled on acreage currently controlled by GeoPetro. Based on log analysis, the Company believes this well may have approximately 240 feet of potential net pay in the Stevens zone. There may be an additional 150 feet of potential pay in the Upper Stevens turbidite channel in the Ackerman well; however, due to hole washout an accurate log analysis could not be done.  The Machii-Ross Ackerman well was drilled to a depth of 15,078 feet. The Company believes, based on our log analysis, that the well may have been a bypassed producer.

We expect that a well will be drilled, either by us or through a farmout arrangement with a third party, to a depth sufficient to test the Stevens and possibly deeper Carneros zones sometime in 2011.  We are in the process of permitting up to three drilling locations on our leasehold.

The Lokern leasehold is in proximity to the recent hydrocarbon discovery announced by Occidental Petroleum in July 2009. Our prospect is on trend with and located immediately north of the prolific Elk Hills and Tule Elk fields, which have combined reserves greater than 1.5 billion barrels of oil equivalent. On Wednesday July 22, 2009, Occidental Petroleum Corp. announced it has made what could be the largest oil and natural gas discovery in California in 35 years.  Occidental, one of the largest U.S. independent oil and gas producers, said early indications suggest there are between 150 million and 250 million gross barrels of oil equivalent reserves in the newly defined area.

We were able to assemble the land position in our Lokern Project with a modest investment well ahead of Occidental’s announcement. We believe industry interest in this area, on the heels of the recently announced Occidental discovery, should allow us to secure an industry partner or otherwise obtain the necessary capital to undertake drilling and evaluation of our acreage position.  Subject to permitting, this should take place in 2011.

Bengara-II Block, Indonesia

In 2009 we received approval from the Indonesian government for a three year extension of additional time under the Bengara-II PSC until December 3, 2011.  This extension is expected to allow us and our partners to more fully appraise, assess, and justify the economic feasibility of commercial development of the Bengara-II Block, onshore Kalimantan, Indonesia. In addition, our 12% owned subsidiary Continental-GeoPetro (Bengara-II) Ltd. (“CGB2”) awarded a contract to a local seismic acquisition contractor to conduct a seismic acquisition program in the Bengara-II Block. CGB2 intends to acquire a total of 120 square kilometers of 3D seismic and 844 line kilometers of 2D seismic at an estimated acquisition cost of US$ 28,500,000. The primary objective of the 3D seismic program is to further define and delineate the Seberaba oil discovery and the Makapan gas/condensate discovery. CGB2 is eyeing a joint development of Makapan gas with Seberaba oil to achieve economies of scale and provide a gas source for fuel, pressure maintenance, and artificial lift of oil.  A large part of the 2D seismic program is also intended to provide additional definition of other exploration prospects in the Bengara-II Block to firm up new exploration drilling targets for the 2011 drilling program. These prospects include the Galiadap structure underneath the “oil lake” seep in the southern region of the block.

Outlook for 2010

Looking to fiscal 2010, increasing shareholder value will remain our top priority. We plan to accomplish this goal in five ways.  We intend to increase the production at Madisonville by placing two additional wells on production, the Mitchell #1 and the Wilson #1 wells; we will focus on evaluating the reserve potential of our exploration prospects through strategic farmouts; we will continue to pursue options to strengthen our balance sheet; and, we will continue to focus on cost reductions.  Finally, we will continue to explore business opportunities that may be available from time to time.

1.               Madisonville Production Enhancements. During 2010, we plan to conduct a workover of the Mitchell #1 well with the objective to increase production. Subsequent to the Mitchell #1 workover and subject to capital availability, we plan to frac, and if successful, connect via gathering line the Wilson #1 well to the Plant.  We believe natural gas prices have recovered sufficiently from their lows in 2009 to justify proceeding with these well workovers.

2.               Strategic Farmouts. As mentioned previously, we are seeking industry partners to fund costs associated with drilling test wells on our Madisonville Deep and California projects pursuant to farmout agreements.  We believe we have made significant progress to date in this effort, and will provide further updates on events as they occur.

3.               Working Capital and Liquidity. We will continue to focus on strengthening our working capital position and maintaining debt at serviceable levels.

4.               Cost Reductions. We have implemented significant cost reductions in our field operations since acquiring the Plant at Madisonville.  We continue to explore additional cost reduction measures in an ongoing effort to restore our operating margins to previous levels.  At the corporate level, we have implemented general and administrative cost reductions that were reflected in 2009 results of operations and are expected to be further reflected in our results of operations going forward.

5.               Business Opportunities. Management evaluates business opportunities in the oil and gas industry that could potentially be beneficial to our shareholders.  We regularly evaluate all such opportunities in the context of the rapidly evolving industry environment, and we remain committed to pursuing iniatives that provide an enhanced value for all our shareholders.

Summary

Commodity-based businesses are cyclical by their very nature. We believe that oil and gas prices are at the bottom of the current cycle primarily due to a reduction in demand caused by the deep recession seen around the globe. During such times, the prudent, near-term strategy for GeoPetro is to focus on cost reductions, improve our balance sheet, maximize the value of our proven producing Madisonville Project through production enhancements and seek opportunities to optimize our remaining portfolio of assets through strategic farmouts. We are pleased with the progress being made on all these fronts.  Your management and Board are being proactive to ensure that GeoPetro remains well situated to return to growth as the economy and commodity prices continue to recover.

I would like to take this opportunity to thank all employees of GeoPetro for another year of hard work and dedicated service; to our shareholders for their loyal support and patience; and to our directors and officers who have maintained strong belief and focus in what we are trying to accomplish. We look forward to a prosperous 2010 as we continue to explore and develop our projects and implement strategies to increase shareholder value.

Sincerely,

Stuart J. Doshi

Chairman of the Board, President
and Chief Executive Officer

GEOPETRO RESOURCES COMPANY

150 California Street, Suite 600

San Francisco, California 94111

(415) 398-8186

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held July 16, 2010

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of GeoPetro Resources Company will be held on July 16, 2010, at 10:30 a.m. Pacific Daylight Time, at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111 for the following purposes:

1.          To elect seven directors to serve on the Board of Directors until the next annual meeting of shareholders or until their respective successors are elected and qualified;

2.          To ratify the appointment of Hein & Associates LLP as the independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2010; and

3.          To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

We cordially invite all shareholders to attend the 2010 Annual Meeting.  Only shareholders of record as shown on the books of the Company at the close of business on May 18, 2010 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.  The Annual Meeting may adjourn from time to time without notice other than by announcement at the Annual Meeting, or at any adjournments of postponements thereof, and any and all business for which the Annual Meeting has been noticed may be transacted at any such adjournments or postponements. Your vote is very important.  Regardless of whether you expect to attend the Annual Meeting in person, please vote via the Internet or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

Please note that registration will begin at 9:30 a.m., and seating will begin immediately thereafter.  For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of GeoPetro stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors

Stuart J. Doshi, Chairman, President and

Chief Executive Officer

San Francisco, CA

April 30, 2010

We encourage each shareholder to sign and return a proxy card or to use Internet voting.  Please see our “Information Concerning Solicitation and Voting” section for information about voting by Internet or mail.

GEOPETRO RESOURCES COMPANY

150 California Street, Suite 600

San Francisco, California 94111

(415) 398-8186

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held July 16, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2010 Annual Meeting of Shareholders of GeoPetro Resources Company (the “Company,” “GeoPetro,” “we,” or “us”), which will take place on July 16, 2010, at 10:30 a.m. Pacific Daylight Time, at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111, or at any adjournment or postponement thereof.  This proxy statement describes matters on which we would like you, as a shareholder, to vote.  It also gives you information on these matters so that you can make an informed decision.

These materials include:

•                  our statement for the 2010 Annual Meeting; and

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials also include the proxy card or voting instruction card for the Annual Meeting.

In accordance with rules adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to shareholders, we have elected to furnish such materials by providing access to these documents over the Internet.  A Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about May 21, 2010.  The Notice of Internet Availability of Proxy Materials provides you with instructions as to how you may (1) view the proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed the proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us how to send future proxy materials to you.

Choosing to receive your future proxy materials by email will lower our costs of delivery.  If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement, including the election of seven directors, each for a term of one year, and the ratification of Hein & Associates LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

Only shareholders of record at the close of business on May18, 2010, the record date for the Annual meeting, are entitled to receive notice of and to vote at the Annual Meeting.  If you are a shareholder of record on May 18, 2010, you will be entitled to vote all of the shares that you hold on that date at the Annual Meeting, or any postponements or adjournments thereof.  If you attend the Annual Meeting, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.  Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

The presence, in person or by proxy, of persons entitled to vote a majority of the outstanding common stock will constitute a quorum, permitting business to be conducted at the Annual Meeting.  Abstentions and broker non-votes are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Broker non-votes occur when brokers or nominees have voted on some of the matters to be acted on a meeting, but do not vote on certain other matters because, under the rules of the NYSE Amex, they are not allowed to vote on those or other matters without instructions from the beneficial owners of the shares.  If you hold your shares indirectly through a broker, bank, trustee, nominee, or other third party, that party is the registered holder of your shares and submits the proxy to vote your shares. You are the beneficial owner of the shares and typically you will be asked to provide the registered holder with instructions as to how you want your shares to be voted.  If you are a shareholder who holds your shares through a broker or other nominee, you may vote in person at the Annual Meeting only by obtaining a proxy form from the broker or other nominee that holds your shares.

If you are a registered shareholder (that is, you hold your stock in certificate form or otherwise directly and not through a broker or other nominee) and attend the Annual Meeting, you may vote in person at the Annual Meeting.

We will give you a ballot when you arrive.  If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or nominee.  If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy.  You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials by mail, you can also vote by mail.

VOTE BY INTERNET — www.investorvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:55 P.M. Pacific Time, July 14, 2010.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we provide.

A shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to our Assistant Secretary, by voting again on a later date on the Internet (only your latest Internet proxy submitted prior to the meeting will be counted) or by signing and returning a new proxy card or voting instruction card with a later date, or by attending the Annual Meeting and voting in person.

The Board of Directors of the Company recommends a vote:

•                 FOR election of the seven director nominees, each for a term of one year (see Proposal 1); and

•                 FOR the ratification of the appointment of Hein & Associates LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010 (see Proposal 2).

If you are a shareholder of record and you sign and return a proxy card and do not indicate how you wish to vote, the proxy holders will vote FOR election of all the nominees for director (Proposal 1) and FOR the ratification of the appointment of Hein & Associates LLP, as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010 (Proposal 2).  With respect to other business that may properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, in accordance with their judgment.

If you are a registered shareholder and you do not provide voting instructions to a designated proxy or cast a ballot at the Annual Meeting, your shares will not be voted.  If you hold your shares in street name and you do not provide voting instructions to your bank, broker or other nominee on how to vote your shares, the bank, broker or other nominee may be authorized to vote your shares as it chooses on the matters to be considered at the meeting.  If your bank, broker or other nominee lacks discretionary authority to vote on an item, your shares will not be voted on that item and will be treated as a “broker non-vote” on that item.  Under NYSE Amex rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item for which brokers may vote, so we do not expect broker non-votes on this proposal.  Under NYSE Amex rules, the proposal to elect directors is not considered a “discretionary” item for which brokers may vote, so we do expect broker non-votes on this proposal unless you provide voting instructions to your broker.

As of the date of this proxy statement, April 30, 2010, GeoPetro had 34,284,646 shares of common stock and 7,523,000 shares of Series B Convertible Preferred Stock outstanding and entitled to vote at the Annual Meeting. Only shareholders of record as of the record date will be entitled to vote at the Annual Meeting.  Each share of common and Series B Convertible Preferred Stock is entitled to one vote on each Proposal presented at the Annual Meeting, except with respect to the election of directors, in which each share is entitled to a number of votes equal to the number of directors to be elected, as discussed below.

For Proposal No.1, the election of directors, provided that the shares represented and voting at the meeting constitute a quorum, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.  A shareholder may cumulate his, her or its votes for one or more candidates, but only if each such candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the candidates in nomination. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected. These votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder chooses. The seven candidates receiving the highest number of affirmative votes will be elected.  Withheld votes will have no effect on the outcome of the vote, nor will broker non-votes.

Discretionary authority to cumulate votes is being solicited hereby.  Unless otherwise directed by a shareholder, the proxies named in the accompanying proxy card may elect to cumulate votes cast pursuant to a proxy by casting all such votes for one nominee or by distributing such votes among as many nominees as they deem desirable.  If a shareholder desires to restrict the proxies named in the accompanying proxy card in casting votes for certain nominees, the shareholder should give such direction on the proxy card.

For Proposal No. 2, the ratification of Hein & Associates LLP, the affirmative vote of a majority of the shares represented and voting at the Annual Meeting, in person or by proxy, provided that such shares constitute a quorum, is required for approval.  Abstentions will be counted as represented and voting and will therefore have the effect of votes against the proposal.  Broker non-votes will have no effect.

The Annual Meeting may adjourn from time to time without notice other than by announcement at the Annual Meeting, or at any adjournments of postponements thereof, and any and all business for which the Annual Meeting has been noticed may be transacted at any such adjournments or postponements. Your vote is very important.

The proxies being solicited hereby are being solicited by the Board of Directors of the Company.  The solicitation of proxies is to be made principally by mail and the Internet; however, following the initial solicitation, our officers, directors and employees may engage in further solicitations by telephone or oral communication with shareholders.  These persons will not receive compensation for that solicitation other than their regular compensation as officers, directors and employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. We will pay all expenses involved in preparing, assembling, distributing and mailing our proxy materials.

AVAILABLE INFORMATION

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which include our consolidated financial statements and our auditor’s report thereon, are being provided to shareholders with this proxy statement. The annual report is not part of the proxy soliciting material.  Shareholders may also obtain a copy of our annual report, free of charge, by accessing the SEC’s website at www.sec.gov or by sending a written request to:  President, GeoPetro Resources Company, 150 California Street, Suite 600, San Francisco, CA 94111.

PROPOSAL 1: ELECTION OF DIRECTORS

Shareholders are being asked to elect seven directors to serve on the Board of Directors of GeoPetro Resources Company.  If elected as director, each individual will hold office until the next annual meeting of shareholders or until his/her successor is elected and qualified, except in the case of his/her death, resignation, ineligibility or removal.  Presently, the Board of Directors is composed of Stuart Doshi, David Creel, Chris Steinhauser, David Anderson, Thomas Cunningham, and Nick DeMare and Jeffrey Friedman.  Messrs. Steinhauser and Friedman have advised the Board that they will not stand for re-election at the 2010 Annual Meeting.  Messrs. Steinhauser and Friedman will continue as directors of the Company until their successors are elected at the 2010 Annual Meeting.  Based upon the recommendation of our independent directors, the seven nominees for director for election at the 2010 Annual Meeting are Stuart Doshi, David Creel, David Anderson, Thomas Cunningham, Nick DeMare , Jason Selch and Christopher Czuppon.

Nominees for Director

Five of the seven nominees for director are current directors of the Company.    Mr. Selch and Mr. Czuppon are standing for election by the shareholders for the first time. They were brought to the attention of our Board of Directors by Stuart Doshi, our Chairman, President and Chief Executive Officer. All of the nominees have agreed to serve if elected.  If a nominee becomes unable or unwilling to accept nomination or election, either the Board will reduce the size of the Board, or the proxy holders named on the enclosed proxy card will vote for substitute nominees as recommended by the Board, or, if no recommendation is given, in accordance with their judgment.

About the Director Nominees

Information is provided on the following pages about the nominees for director, including their principal occupations for the past five years, certain other directorships, age and length of service as a director of GeoPetro.  Membership on Board committees, attendance at Board and committee meetings and ownership of GeoPetro stock are provided in separate sections following the biographical information on the nominees.

Name	Age	Position with GeoPetro (1)

Stuart J. Doshi(4)	64	Director, Chairman, President and Chief Executive Officer
David V. Creel(4)	70	Director and Vice President of Exploration
Thomas D. Cunningham(2)(3)	61	Director
David G. Anderson(2)(3)	57	Director
Nick DeMare(2)(3)	55	Director
Jason B. Selch(3)	49	No prior service with GeoPetro
Christopher T. Czuppon(3)	33	No prior service with GeoPetro

Notes:

(1)

Each director is elected or appointed to hold office until the next annual meeting of shareholders or until their successor is duly elected or appointed, unless their office is earlier vacated. Our bylaws currently authorize a minimum of four and a maximum of seven directors to serve on the Board of Directors and, by resolution of the Board of Directors, the current number of directors has been set at seven.

(2)	Member of the Audit Committee.

(3)	Independent, in accordance with the rules of the NYSE Amex.

(4)	Executive Officer.

Stuart J. Doshi. Mr. Doshi, 64, has been actively engaged in the oil and gas business for the past 40 years. Mr. Doshi began his oil and gas career with Natomas Company in 1970. He held various positions of increasing responsibility in planning, corporate development and financial management with Natomas. Mr. Doshi’s activities covered international oil and gas exploration and production, domestic oil and gas exploration and production, geothermal energy production, coal production and petroleum trading and marketing companies.  After leaving Natomas in 1985, Mr. Doshi served as a Senior Vice President of Energy Sources Group until 1988. Mr. Doshi then served as Vice President of Pan Pacific Petroleum, Inc. from 1988 to 1991. Immediately prior to forming GeoPetro, Mr. Doshi was the Managing Director of Sierra Overseas Corporation. Mr. Doshi founded GeoPetro in 1994 and has served as a director and our President and Chief Executive Officer since our inception and as Chairman of the Board since March 1998. Mr. Doshi is a graduate of the University of San Francisco with a Bachelor’s Degree in Finance and the University of California, Santa Barbara with a Master’s Degree in Economics.

Mr. Doshi is our longest-serving director, and he brings to the Board a broad array of institutional knowledge and a historical perspective.  He has served as our Chairman since 1998.  He possesses the critical historical and institutional knowledge of the Company’s projects and the complex multi-jurisdictional contractual arrangements governing them.  We believe any discussions concerning the strategic direction of our Company should be conducted with this knowledge, insight and experience.  The Board of Directors believes that having Mr. Doshi serve as the Chairman of the Board of Directors is a benefit to the overall success and growth of the Company. Since he manages the day-to-day operations, he has a unique perspective on the Company’s technical and financial strengths and is best positioned to chair board meetings where key business issues and corporate strategies are discussed on a routine basis.  As indicated above, Mr. Doshi has been involved in the oil and gas industry virtually all his professional life and has developed a wide network of personal and business relationships within the oil and gas industry.  His strong financial background combined with his many years of domestic and international operational experience throughout changing conditions in the market and industry provide him with the ability to successfully lead the Company.

David V. Creel. Mr. Creel, 70, has 46 years oil and gas experience as a petroleum exploration geologist. Mr. Creel held various geological and supervisory positions in Libya during his eleven-year career with AMOSEAS (the operator for CALTEX Petroleum). Mr. Creel was also the Exploration Manager of the Rocky Mountain Region and Canada for Ladd Petroleum Company; Exploration Manager of the Rocky Mountain Region for Kilroy Company of Texas; and President of Aztec Resources Corporation. Since 1995, Mr. Creel worked as an independent geologic consultant and in June 1998 he joined GeoPetro in his current role as Vice President of

Exploration. Mr. Creel has served as a director of GeoPetro since October 2001. Mr. Creel is a graduate of the University of  Notre Dame with a Bachelor’s degree in Geology and the University of Tulsa with a Master’s degree in Geology.

Mr. Creel has been an officer and Vice President of Exploration of GeoPetro since 1998 and has served as a member of our Board for more than 8 years. Based on his experience at Ladd Petroleum Company and AMOSEAS, which is described above, Mr. Creel is able to deliver important geological and technical insights to our management and other directors on our various oil and gas projects, which are both developmental and exploratory in nature.  His prior experience in exploring diverse geologic basins in both the US and internationally for oil and gas enables him to lend expertise with respect to our geographically diverse portfolio of oil and gas assets.

Thomas D. Cunningham. Mr. Cunningham, 61, has 33 years of experience in general management, with expertise in mergers and acquisitions, foreign exchange, sales, financial analysis and personnel management. Since January 2003, he has served as Senior Vice President of OfficePower L.L.C., a privately owned company in the distributed generation business. Prior to joining OfficePower Inc. , Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Microban International, Ltd., a seller and licensor of branded additives from 2000 to 2003. From 1997 to 2000, Mr. Cunningham was a member of the Board and Executive Vice President of EMCOR Group, Inc. Prior to EMCOR, Mr. Cunningham was with Swiss Army Brands Inc. from 1994 to 1997, where he served on the Board of Directors and as Executive Vice President and Chief Financial Officer. Prior to that position, Mr. Cunningham spent 21 years with J.P. Morgan & Co., in various positions of increasing responsibility and last served as Managing Director in the Corporate Banking Group. Mr. Cunningham has served as a director of GeoPetro since April 2000. Mr. Cunningham is a graduate of Harvard College with a Bachelor’s degree in Economics and Columbia University with a Master’s degree in Business Administration.

Mr. Cunningham has been a member of our Board for 10 years, and has provided independent leadership to our Board as our Audit Committee Chairman. In addition to having extensive historical knowledge of GeoPetro and its business, Mr. Cunningham brings to the Board a wide range of experience with respect to senior management and corporate finance which supports the Board’s management oversight role as well as its commitment to oversee and direct corporate strategy.  In recognition of Mr. Cunningham’s skills in overseeing GeoPetro’s financial reporting as well as his overall leadership abilities, his fellow directors elected him as Chairman of the Audit Committee.

David G. Anderson. Mr. Anderson, 57, became Vice Chairman of Dundee Capital Markets in November 2009. Prior to that time, he was a Senior Vice President and director of Dundee Securities Corporation where he has managed the firm’s investment banking and capital markets activities since 1998. Mr. Anderson began his career with the National Energy Board of Canada in 1976 and later was employed by Amoco Production Company from 1978 to 1986 in its Calgary, Chicago and Houston offices. In 1987, Mr. Anderson returned to Canada with Midland Doherty and later joined BBN James Capel where he was the Managing Director from 1988 to 1995. From 1995 to 1998, Mr. Anderson was a partner and Managing Director with another investment dealer, Loewen, Ondaatje, McCutcheon Limited. Mr. Anderson has served as a director of GeoPetro since March 2006. Mr. Anderson is a graduate from the University of Manitoba with a Master’s degree in Business Administration and Bachelor’s degree in Arts.

Mr. Anderson has been a member of our Board for more than 3 years, and currently serves on our Audit Committee.   Mr. Anderson provides the Board with a combination of historical industry perspective and an extensive understanding of the industry’s current challenges and opportunities, both as an investment banker and experienced business person in our industry. Mr. Anderson brings extensive senior management and capital markets experience including acquisitions, divestitures, spin-offs, and cross-border transactions.  His expertise is valuable in directing corporate strategy.

Nick DeMare. Mr. DeMare, 55, is a member in good standing of the Institute of Chartered Accountants of British Columbia. Since May 1991, Mr. DeMare has been the President of Chase Management Ltd., a private company which provides a broad range of administrative, management and financial services to private and public companies engaged in mineral exploration and development, gold and silver production, oil and gas exploration and production and venture capital. Mr. DeMare indirectly owns 100% of Chase Management Ltd. Mr. DeMare has served as a director of GeoPetro since March 2006. Mr. DeMare is a graduate of the University of British Columbia with a Bachelor’s degree in Commerce.

Mr. DeMare has served more than 3 years on our Board. Mr. DeMare has significant experience with accounting and financial reporting and oversight matters. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules. Mr. DeMare also brings the perspective of an experienced member of multiple corporate boards.  For example, Mr. DeMare has served as a director, designated audit committee financial expert and as Chairman of the Audit Committee of another NYSE Amex listed company, American Oil & Gas, Inc., since October 2003.

Jason B. Selch. Mr. Selch, 49, is a private investor and Certified Financial Analyst with over 25 years experience in the Energy Sector.  From 2006 to 2010, he was a Managing Director of Equity Group Investments, Chicago, Illinois. From 2005 to 2006, he was the Energy Portfolio Manager for Magnetar Capital. From 1994 to 2005 he was the Global Energy Analyst and Managing Director for

Columbia Wanger Asset Management, the investment advisor to the Acorn Funds.  Prior to joining Columbia Wanger, Mr. Selch spent 10 years in Investment Banking, Financial Management, and Sales with Weisser, Johnson & Co.; Ammonite Resources; Western Geophysical; and Dunigan Tool & Supply.

Mr. Selch received his BA in Economics and MBA in Finance from the University of Chicago in 1982 and 1988.  He was awarded the Certified Financial Analyst designation in 1997.  Mr. Selch has been a Member of the Board of MB Financial Bank, N.A. since 2001 and a Member of the Board and Chairman of the Audit Committee of Kuwait Energy Company since 2007.

Mr. Selch is recognized as an energy analyst with a special talent for portfolio management and corporate finance.  He has strong financial management experience with particular expertise in asset valuation and due diligence. Our Board has determined that Mr. Selch’s financial experience and his knowledge of the oil and gas industry qualifies him to serve as a valuable member of our Board of Directors.

Christopher T. Czuppon.  Mr. Czuppon, 33, is the Managing Director of CC Natural Resource Partners, LLC and has held that position from 2009 to present. He has ten years of experience in the energy corporate finance industry focusing his efforts in exploration and production, oilfield services, midstream, electric power and renewable and alternative fuels. Specifically, he has worked in the energy industry on the investment banking, business development and direct private investment aspects of the business. Prior to founding CC Natural Resource Partners, Mr. Czuppon was employed by Energy Capital Solutions, an energy focused investment bank, from February 2004 until March 2009.  Mr. Czuppon served as lead banker and an integral deal team member on financing and advisory mandates as well as new business development for micro-cap and small-cap energy companies. Mr. Czuppon’s transaction experience for public and private companies includes 15 M&A transactions totaling $1.0 billion in value, 41 private placement transactions totaling $1.2 billion in total capital raised and 24 senior and mezzanine debt transactions totaling $1.2 billion in total debt capital raised.

Mr. Czuppon was an Analyst with the Hunt Oil Company’s business development and energy private equity group focusing on midstream oil and gas, oilfield services, and power transactions from 2003 to 2004. Prior to his role with the Hunt Oil Company, Mr. Czuppon worked for the Hunt Power Company as a financial analyst in a similar capacity.

Mr. Czuppon earned a B.A. in economics from the University of Texas at Austin with concentrations in money and banking and public finance.

Chris Czuppon’s acumen in corporate finance brings additional vigor and sharpness to our Board of Directors.  Mr. Czuppon has a strong background in providing financial transactional services on a wide range of corporate matters including mergers and acquisitions, private placements, debt and equity financings.  His expertise will be valuable to us in the execution of our corporate strategy.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each of the nominees for director presented in this proxy statement. Unless instructed to the contrary, the shares represented by the proxies will be voted for the election of the seven nominees named above.  Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the persons acting under proxies in the enclosed proxy card will vote for such other person or persons as may be recommended by our Board of Directors, or if no such recommendation is given, in accordance with their judgment.

CORPORATE GOVERNANCE

Board of Directors

David Anderson, Thomas Cunningham, Nick DeMare and Jeffrey Friedman, current directors, are independent as defined by the rules of the NYSE Amex. Stuart Doshi, David Creel and Chris Steinhauser, current directors, are not independent as defined by the rules of the NYSE Amex. Our Board of Directors is currently comprised of a majority of independent directors.  Messrs. Friedman and Steinhauser have advised the Board that they will not stand for re-election at the 2010 Annual Meeting.The new director nominees, Jason Selch and Christopher Czuppon, are independent as defined by the rules of the NYSE Amex. Our Board of Directors as proposed will be comprised of a majority of independent directors.

Company Leadership Structure

Stuart Doshi serves as both the principal executive officer and board chairman.  We believe this board leadership structure is appropriate given the specific characteristics and circumstances of the Company.  Specifically, we believe it is appropriate due to the relatively small size of the Company (i.e. less than $100 million in assets) and the fact that Mr. Doshi possesses the critical historical and institutional knowledge of the Company’s projects and the complex multi-jurisdictional contractual arrangements governing them.  We believe any discussions concerning the strategic direction of our Company should be conducted with this knowledge, insight and experience. In his capacity as Chairman, Mr. Doshi has the following responsibilities:

•                  Calls meetings of the Board,

•                  Chairs meetings of the Board and the Annual Shareholders’ Meeting,

•                  Establishes Board meeting schedules and agendas,

•                  Ensures that information provided to the Board is timely, complete, and accurate,

•                  Communicates with all directors on key issues and concerns outside of Board meetings, and

•                  Represents the Company to and interacts with external shareholders and employees.

The Board of Directors believes that having Mr. Doshi serve as both the Chief Executive Officer and the Chairman of the Board of Directors is a benefit to the overall success and growth of the Company. Since he manages the day-to-day operations, he has a unique perspective on the Company’s technical and financial strengths and is best positioned to chair board meetings where key business issues and corporate strategies are discussed on a routine basis.

The strong working relationships among Mr. Doshi and the other Directors fosters open communications among the members of the Board.  The Board believes that such communication is vital to understanding issues, promoting oversight, and encouraging the frank discussion of matters essential to leading a complex and dynamic company.

We will continue to examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

The Company does not have a lead independent director.

The board of directors and its audit committee play a critical role in risk oversight by establishing the right environment or tone at the top by senior executives and others throughout the enterprise. It is the board’s responsibility to represent the interests of shareholders.  The board also plays a vital role in overseeing management’s approach to enterprise risk management, including the determination of the Company’s appetite for risks.

Committees of the Board of Directors

We have an Audit Committee of the Board of Directors which complies with the rules of the NYSE Amex and the SEC.  Our Audit Committee charter is available on our website, www.geopetro.com, under the investor relations section. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee

Our Audit Committee currently consists of three directors, Thomas Cunningham, Nick DeMare and David Anderson. Messrs. Cunningham, DeMare and Anderson are independent as defined by the rules of the NYSE Amex and the SEC. Each member of the Audit Committee meets the financial literacy and experience requirements of the SEC and NYSE Amex rules. Mr. Cunningham serves as the chairperson of the Audit Committee and Nick DeMare is an “audit committee financial expert” under applicable SEC rules.  Our Audit Committee operates pursuant to a written charter that satisfies applicable SEC and NYSE Amex rules.  Our Audit Committee charter is available on our website at http://www.geopetro.com.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•  evaluate our independent auditors’ qualifications, independence and performance;

•  determine the engagement and compensation of our independent auditors;

•  approve the retention of our independent auditors to perform any audit and permissible non-audit services;

•  monitor the rotation of partners of the independent auditors on our engagement team as required;

•  review our consolidated financial statements;

•  review our critical accounting policies;

•  meet with our management periodically to consider the adequacy of our internal controls and procedures for financial reporting;

•  establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•  review on an ongoing basis and approve related party transactions;

•  prepare the reports required by the rules of the SEC to be included in our annual proxy statement;

•  discuss with our management and our independent auditors the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

We do not have a Compensation Committee and, as such, we do not have a Compensation Committee charter. The Board of Directors believes that it is in the best interest of the Company to permit all independent directors to fully participate in the compensation decisions for our executive officers, as well as our directors. In accordance with the rules of the NYSE Amex, the compensation of our Chief Executive Officer and all other executive officers are determined, or recommended to the Board of Directors for determination, by a majority of independent directors.

The independent directors consider the input of Mr. Doshi in making their recommendations for Mr. Creel and formerly, for Mr. Steinhauser.  The independent directors’ duties include:

•  establishing overall employee compensation policies and recommending to our Board of Directors major compensation programs;

•  reviewing and approving the compensation of our corporate officers and directors, including salary, bonus awards and stock option grants;

•  administering our various employee benefit, pension and equity incentive programs;

•  reviewing executive officer and directors indemnification and insurance matters;

•  managing and reviewing employee loans; and

•  preparing a report on executive compensation for inclusion in our annual report and, as applicable, our proxy or information statement.

Our current independent directors who participate in the consideration of executive officer and director compensation are David Anderson, Thomas Cunningham,  Nick DeMare and Jeffrey Friedman.  In establishing compensation for our executive officers and directors, we do not rely on independent compensation consultants to analyze or prepare formal surveys for us.  Our independent directors review executive compensation on an annual basis.  In establishing compensation to our executives, we strive to provide compensation that will:  (1) motivate and retain executives and reward performance; (2) encourage our long-term success; (3) encourage the long-term enhancement of shareholder value; and (4) encourage the application of prudent decision-making processes in an industry marked by volatility and high risk.

Nominating Committee

We do not have a Nominating Committee and, as such, we do not have a Nominating Committee charter. The Board of Directors believes that it is in the best interest of the Company to permit all independent directors to fully participate in the director nomination process. In accordance with the rules of the NYSE Amex, director nominees are selected, or recommended to the Board of Directors for selection, by a majority of independent directors. The independent directors do not have a policy that considers diversity when identifying nominees for director. In addition, the independent directors’ duties include:

•  establishing standards for service on our Board of Directors and nominating guidelines and principles;

•  identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election to our Board of Directors;

•  considering and making recommendations to our Board of Directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•  establishing policies regarding the consideration of any director candidates recommended by our shareholders, and the procedures to be followed by shareholders in submitting such recommendations;

•  evaluating and reviewing the performance of existing directors; and

•  monitoring our corporate governance principles and practices and making recommendations to our Board of Directors regarding governance matters, including our articles of incorporation, bylaws and charters of our committees.

Our current independent directors who participate in the consideration of director nominees are David Anderson, Thomas Cunningham, Nick DeMare, and Jeffrey Friedman.  At an appropriate time prior to each annual meeting of shareholders at which directors are to be elected or reelected, and whenever there is otherwise a vacancy on the Board, the independent directors who participate in the consideration of director nominees will assess the qualifications and effectiveness of the current board members and, to the extent there is a need, shall actively seek replacement of additional individuals well-qualified and available to serve to become board members.  Members of management, the independent directors or any other member of the board may identify a need to add a new member to the board with specific criteria at any other time.  Shareholders of the Company may identify a potential director candidate in accordance with the procedures set forth below.  The independent directors may choose to hire an independent search firm to identify potential director candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have adopted procedures by which shareholders may recommend director candidates for membership to our board.  Each shareholder recommending a person as a director candidate must provide the Company at its principal executives offices with the following information in order for the independent directors to determine whether the recommended director candidate is independent from the shareholder or each member of the shareholder group that has recommended the director candidate:

(i)            If the recommending shareholder or any member of the recommending shareholder group is a natural person, whether the recommended director candidate is the recommending shareholder, a member of the recommending shareholder group, or a member of the immediate family of the recommending shareholder or any member of the recommending shareholder group;

(ii)           If the recommending shareholder or any member of the recommending shareholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate has been an employee of the recommending shareholder or any member of the recommending shareholder group during the then-current calendar year or during the immediately preceding calendar year;

(iii)          Whether the recommended director candidate or any immediate family member of the recommended director candidate has, during the year of the nomination or the preceding three fiscal years of the Company, accepted directly or indirectly any consulting, advisory, or other compensatory fee from the recommending shareholder or any member of the group of recommending shareholders or any affiliate of any such holder or member, provided that compensatory fees would not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with such holder or any such member (provided that such compensation is not contingent in any way on continued service);

(iv)          Whether the recommended director candidate is an executive officer, director (or person fulfilling similar functions) of the recommending shareholder or any member of the recommending shareholder group, or of an affiliate of the recommending shareholder or any such member of the recommending shareholder group; and

(v)           Whether the recommended director candidate controls the recommending shareholder or any member of the recommending shareholder group (or in the case of a holder or member that is a fund, an interested person of such holder or any such member as defined in Section 2(a)(19) of the Investment Company Act).

Each shareholder recommending a person as a director candidate or the person recommended by a shareholder as a director candidate must provide the Company with such information as may be reasonably required to determine whether the recommended director candidate is qualified to serve on the Audit Committee of the board, so that the independent directors may assess whether, if the candidate was elected to the board, the board as then composed would have a sufficient number of directors qualified to serve on the Audit Committee in accordance with the rules of the NYSE Amex and the Securities and Exchange Commission.

Each shareholder recommending a person as a director candidate or the person recommended by a shareholder as a director candidate must provide the Company with such information as may be reasonably required to determine whether the director candidate meets the standards of independence established by NYSE Amex and the SEC so that the independent directors may assess whether, if the candidate was elected to the board, the board as then composed would have a sufficient number of independent directors.

The Company may request from the recommending shareholder such other information as may reasonably be required to determine whether each person recommended by a shareholder as a director candidate meets the minimum director qualifications established by the Company’s board, to enable the Company to make appropriate disclosures to shareholders entitled to vote in the next election of directors.

The shareholder must submit a detailed resume for the candidate and an explanation of the reasons why the shareholder believes this candidate is qualified for service on the board.  The shareholder must include the consent of the candidate and describe any arrangements or undertakings between the shareholder and the candidate regarding the nomination.  The shareholder must also submit proof of his, her or its Company stockholdings.

The person recommended by a shareholder as a director candidate shall make himself or herself reasonably available to be interviewed by the independent directors and members of management, as determined appropriate by the independent directors.  The Company will not accept a shareholder recommendation for a director candidate if the recommended candidate’s candidacy or, if elected, board membership, would violate controlling state law, federal law or the rules of any exchange or market on which the Company’s securities are listed or traded.

The independent directors evaluate nominees recommended by shareholders on the same basis as nominees recommended by any other source.  Nominations to the board may be submitted by shareholders of the Company for consideration by the Board of Directors by sending such nominations to: Stuart J. Doshi, Chairman, President and Chief Executive Officer, GeoPetro Resources Company, 150 California Street, Suite 600, San Francisco, CA  94111.

Currently, there are no specific minimum qualifications that the independent directors believe must be met by a nominee for director, whether such director is recommended by a shareholder or identified by the independent directors.  In making their assessment of nominees, the independent directors seek candidates who meet the current challenges and needs of the board.  In making their assessment, the independent directors may request that nominees complete and return a questionnaire prepared by the Company.  The independent directors will consider issues of independence, knowledge, judgment, diversity, skills, education, character, standing in the community, and industry and financial background and experience.  If the independent directors preliminarily determine that the potential candidate is qualified to fill a vacancy or to satisfy a particular need after a preliminary inquiry, the independent directors will make an investigation and interview the potential candidate, as necessary, to make an informed final determination.  During this process, the independent directors may solicit input from other members of the Board, the Company’s Chief Executive Officer and members of the Company’s senior management, as the independent directors deem appropriate, during the interview and evaluation process, regardless of who recommended the candidate.

Meetings of the Board and the Committees of the Board

During 2009, the Board of Directors held four regular meetings.  The independent directors had one meeting in 2009. In 2009, the Audit Committee held four regular meetings.  All of the directors attended at least seventy five percent of the meetings of the Board and of the committee on which they served during that period.   Directors and director nominees are expected to attend our annual meeting of shareholders.  Six out of seven of our directors attended our annual meeting of shareholders in 2009.

Legal Proceedings

Currently, no director or executive officer is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in any material proceeding adverse to the Company.

Communications with the Board of Directors

If a shareholder would like to write to the Board, he or she may send written correspondence to the following address:  GeoPetro Resources Company, Attn:  Board of Directors, 150 California Street, Suite 600, San Francisco, CA 94111.  Shareholders should provide proof of share ownership with their correspondence.  It is suggested that shareholders also include contact information.  All communications will be received and processed by our President, and then directed to the appropriate member(s) of the Board.  In general, correspondence relating to accounting or auditing matters will be referred to the Chairperson of the Audit Committee.  All other correspondence will be referred to the independent directors.  To the extent correspondence is addressed to a specific director or requires a specific director’s attention, it will be directed to that director.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics is posted on our website, www.geopetro.com, under the Investor Relations section.  In addition, a copy of the code of business conduct and ethics will be provided without charge upon request to the Assistant Corporate Secretary, GeoPetro Resources Company, 150 California Street, Suite 600, San Francisco, CA 94111.  We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers to such provisions, applicable to our directors and executive officers, at the same location on our website identified above.  The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Oversight of Risk Management

The Company is exposed to a number of risks and undertakes enterprise risk management reviews to identify and evaluate these risks and to develop plans to manage them effectively. The Company’s executive officers are directly responsible for the Company’s enterprise risk management function and report to the Board of Directors. Although not inclusive, a list of items considered generally includes:

•                  accurate and complete financial reporting,

•                  rules and regulations of the NYSE Amex,

•                  environmental and safety issues,

•                  safeguarding of Company assets,

•                  adequacy of insurance protection,

•                  compliance with all credit facility covenants, and

•                  employee relations issues.

The Board of Directors plays a key role in the oversight of the Company’s enterprise risk management function. Using their collective skills and experience, they consider information provided by management and provide feedback and make recommendations, if needed, to try to help minimize risk to the Company’s current and future value.

FEES PAID TO HEIN AND ASSOCIATES LLP

Hein & Associates LLP has acted as the Company’s independent registered public accounting firm  since 2002, and has been selected by the Audit Committee to conduct the audit of our consolidated financial statements as of and for the year ended December 31, 2010.  The following table lists the aggregate fees and costs billed by Hein & Associates LLP to the Company for the years ended December 31, 2009 and 2008:

	2009	2008
Audit fees (1)	$155,000	$335,000
Audit related fees (2)	34,000	6,000
Tax fees (3)	45,000	47,000
All other fees	—	—
	$234,000	$389,000

(1)         Audit fees consist of fees and expenses for professional services rendered in connection with the audit of our consolidated financial statements as of December 31, 2009, quarterly reviews of our interim consolidated financial statements, and review of our registration statements.

(2)         Audit related fees consist of fees and expenses related to  professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements and consist primarily of consultations concerning financial accounting and reporting standards, and for 2009, services related to our acquisition of the Madisonville Gas Processing Plant.

(3)         Tax fees consist of fees and expenses related to the preparation of federal and state tax returns, tax advice and planning and related compliance matters.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for pre-approving the engagement of our independent auditors for audit or permissible non-audit services.  Audit Committee pre-approval of specific audit and non-audit services is not required if the engagement for the services is entered into pursuant to general pre-approval policies and procedures established by the Committee regarding GeoPetro’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.  The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.  Committee pre-approval of non-audit services (other than review and attest services) is not required if such services fall within available exceptions established by the U.S. Securities & Exchange Commission.  All of the services covered by the fees disclosed above were pre-approved by the Chairman of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting stock as of April 30, 2010 by: (i) each person who is known by us to beneficially own more than 5% of any class of our voting stock; (ii) each of our named executive officers listed in the Summary Compensation Table, directors and director nominees; and (iii) all of our executive officers and directors as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from April 30, 2010 upon the exercise of warrants or options or the conversion of preferred stock. Each beneficial owner’s percentage is determined by assuming that options, warrants and convertible preferred stock that are held by that person regardless of price, but not those held by any other person, which are exercisable or convertible within 60 days from April 30, 2010 have been exercised or converted.

The information in the following table is based upon information supplied by officers, directors and principal shareholders. Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of the following shareholders is c/o GeoPetro Resources Company, 150 California Street, Suite 600, San Francisco, CA 94111.

	Amount and Nature of Beneficial Ownership
	Common Stock			Series B Preferred Stock			Total
			% of		% of		Voting
Name of Beneficial Owner	Shares		Class (1)	Shares	Class		Power
Stuart J. Doshi, President, CEO and Chairman (2)	4,787,558		14.0%	0		*	11.5%
David V. Creel, Vice President and Director (3)	447,272		1.3%	0		*	1.1%
J. Chris Steinhauser, Director and Former Chief Financial Officer (4)	233,333		*	0		*	0.6%
David Anderson, Director (5)	450,700		1.3%	0		*	1.1%
Thomas D. Cunningham, Director (6)	330,420		1.0%	0		*	0.8%
Nick DeMare, Director (7)	160,500		*	0		*	0.4%
Jeffrey C. Friedman (8)	1,757,930		5.1%	0		*	4.2%
Jason B. Selch, Director Nominee	0		*	0		*	*
Christopher T. Czuppon, Director Nominee	10,131		*	0		*	*
All executive officers, key persons and directors as a group (9 persons)	8,177,844		23.9%	0		*	*
Certain Beneficial Owners	2,300,000	(10)	6.7%	2,000,000	26.6%		5.5%
Cumberland Associates LLC
1114 Avenue of the Americas
New York, NY 10036

* Less than 1.0%

(1)       For the purposes of calculating the percent of class beneficially owned by a holder, shares of common stock which may be issued to that holder within 60 days of April 30, 2010 are deemed to be outstanding.

(2)                      Includes direct ownership of 3,677,558 common shares and stock options to purchase 1,110,000 common shares that are exercisable within 60 days of April 30, 2010.

(3)                      Includes direct ownership of 267,272 common shares and stock options to purchase 180,000 common shares that are exercisable within 60 days of April 30, 2010.

(4)                      Includes direct ownership of 83,333 common shares and stock options and warrants to purchase 150,000 common shares that are exercisable within 60 days of April 30, 2010.

(5)                      Includes indirect ownership of 367,700 common shares and stock options and warrants to purchase 83,000 common shares that are exercisable within 60 days of April 30, 2010.

(6)                      Includes direct ownership of 207,420 common shares, and stock options and warrants to purchase 123,000 common shares that are exercisable within 60 days of April 30, 2010.

(7)                      Includes indirect ownership of 77,500 common shares and stock options to purchase 83,000 common shares that are exercisable within 60 days of April 30, 2010.

(8)                      Includes indirect ownership of 1,734,930 common shares and stock options to purchase 23,000 common shares that are exercisable within 60 days of April 30, 2010.

(9)                  Includes indirect ownership of 7,793 common shares and stock warrants to purchase 2,338 common shares that are exercisable within 60 days of April 30, 2010.

(10)            Cumberland and Associates direct ownership of 300,000 common shares and 2,000,000 Series B preferred shares that are convertible into common shares within 60 days of April 30, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”).  Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.  Based on a review of such reports we believe that during our fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that: Jeffrey Friedman, filed a late Form 3 on July 16, 2009 that he was originally required to file within 10 days of becoming a director on June 27, 2008, Peter Craven, our former Interim Chief Financial Officer, filed a late Form 3, Chris Steinhauser, a director and our former Chief Financial Officer, filed a late Form 4, Nick Demare, a director, filed a late Form 4, Dave Anderson, a director, filed a late Form 4, and Thomas Cunningham a director, filed a late Form 4.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers, their ages, the year in which each first became an officer of the Company and descriptions of their backgrounds.

Name

Stuart J. Doshi (64)
President, CEO and Chairman (a)

David V. Creel (70)
Vice President and Director (a)

(a)   Information regarding the executive officers is provided under “Proposal 1: Election of Directors —About the Director Nominees on page 3 of this Proxy Statement

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

We do not presently have a Compensation Committee. The Board of Directors believes that it is in the best interest of the Company to permit all independent directors to fully participate in the compensation decisions for our executive officers. In accordance with the rules of the NYSE Amex, the compensation of our executive officers is determined, or recommended to the Board of Directors for determination, by a majority of independent directors. The independent directors consider the input of Stuart Doshi, our President and Chief Executive Officer in making their recommendations for our other executive officers. The independent directors do not engage compensation consultants in formulating compensation decisions.

Our independent directors are responsible for reviewing executive compensation on an annual basis. Compensation for our executive officers consists of three components:

•       base salaries;

•       stock option grants; and

•       cash bonuses.

In establishing the compensation paid to our executives, we emphasize providing compensation that will: (1) motivate and retain executives and reward performance; (2) encourage our long term success; (3) encourage the long term enhancement of shareholder value; and (4) encourage the application of prudent decision making processes in an industry marked by volatility and high risk.

Historically, we have evaluated compensation paid to our executive officers based upon the following factors:

•       the growth in our oil and gas reserves and production;

•       cash flow;

•       the extent to which our executive officers have been successful in finding and creating opportunities for us to participate in attractive oil and gas projects;

•       the ability of our executives to formulate and maintain sound budgets for drilling ventures and other business activities;

•       our overall financial condition;

•       the extent to which proposed business plans are met; and

•       by comparing the compensation packages of our executive officers with the compensation packages of executive officers of other companies in the oil and gas industry, which are similar to us in their size and operations, among other factors.

We do not assign relative weights or rankings to these factors. Instead, we make subjective determinations based upon a consideration of all of these factors. While specific performance levels or “benchmarks” are not used to establish compensation, we do take into account our overall progress over time.

In establishing compensation for our executive officers, we do not rely on independent consultants to analyze or prepare formal surveys for us; however, we make informal comparisons of our executives’ compensation with the compensation paid to executives of other publicly and privately held companies similar to ours. Companies included in our informal comparisons included companies in our deemed industry peer group for purposes of comparing cumulative stock price returns for our common stock including Kodiak Oil and Gas Corporation (KOG) and American Oil & Gas Incorporated (AEZ).  Other companies included in our informal comparisons include Double Eagle Petroleum Co. (DBLE), and Gasco Energy, Inc. (GSX).  These companies are publicly-traded exploration and production companies with a similar market capitalization to us. In addition, we take into account the fact that we do not provide significant perquisites and we provide no retirement plan or pension benefits to our executive officers.

Compensation Risks

Our independent directors, with the assistance of Mr. Doshi, review the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. Management of the Company conducted a similar risk assessment with respect to other employees. Management and the independent directors believe that risks arising from our compensation policies and practices for our executive officers and other employees are not reasonably likely to have a material adverse effect on the Company. In addition, we believe that the mix and design of the elements of compensation do not encourage management to assume excessive risks.

Elements of Compensation

Messrs. Doshi and Creel are currently parties to employment agreements whereby their base salaries are fixed for the terms of their agreements, with the exception of Mr. Doshi’s base salary, which is subject to an annual inflation adjustment based on the 1995 Consumer Price Index, per the terms of his employment agreement. In the past, we have amended Messrs. Doshi and Creel’s employment agreements to provide for increases in base salary. When determining base salaries, we perform a subjective analysis of each executive officer’s contributions and overall performance, consider the current compensation paid to executives of similar companies, and the officer’s current salary.

During 2009 and 2008, salaries accounted for approximately 96% and 41%, respectively, of total compensation for the Chief Executive Officer and 100% and 50%, respectively, on average for our other named executive officers.

In reviewing the overall compensation of Mr. Doshi, our President and Chief Executive Officer, we took into account the fact that Mr. Doshi declined receiving an increase in his base salary since 2003.  In the past three years, we were faced with intense competition in the oil and gas industry, including competition for oil and gas leases, and scarcity of available drilling rigs and goods and services related to the drilling, testing and completion of wells, and more recently, scarcity of capital and weakening commodity prices. While industry competition has softened somewhat with the recent economic downturn, in the prior years, competition was intense particularly from competitors that have similar or greater financial and human resources than we do.  We believe the insight, experience and leadership of Mr. Doshi has been instrumental in keeping us positioned to access sufficient capital and remain competitive. Additionally, Mr. Doshi, in his capacity as President and Chief Executive Officer, has been responsible for achieving a number of historical benchmarks for us, including, but not limited to:

•       Negotiating with Hanover Compression Limited Partnership and Gateway Processing Company the installation and construction of a new gas treatment plant and related pipelines which became operational in 2003 in the Madisonville Project which was necessary in order to treat natural gas production from our wells in the Madisonville Field in Texas.

•       Arranging the sale of the gas treatment plant by Hanover to Madisonville Gas Processing, LP and the related commitment by MGP to expand the treating capacity of the plant from 18 million cubic feet of natural gas per day to 68 million cubic feet of natural gas per day.

•       Negotiating on favorable terms to the Company the purchase of the Madisonville gas treatment plant and related gathering pipelines in exchange for the assumption of secured bank debt, payment of certain outstanding payables and shares of GeoPetro’s common stock.  The secured bank debt incurred as part of the Plant acquisition totaled $6.7 million and is in the form of a 3 year loan with the lender, Bank of Oklahoma, National Association.

•       The drilling of additional wells at the Madisonville Project in an industry environment affected by intense competition and shortages of available drilling rigs and associated goods and services.

•       The acquisition and subsequent successful sale of the Cook Inlet Project in Alaska.

•       On March 30, 2006, we completed an initial public offering in Canada, which consisted of 3,730,021 shares of common stock at an issue price of $3.50 per share and 519,500 shares of common stock issued on a “flow-through” basis under the Income Tax Act (Canada) at an issue price of $3.85 per share for aggregate gross proceeds of $15,055,149.

•       On September 29, 2006 we sold 70% of our interest in C-G Bengara to CNPCHK (Indonesia) Limited in exchange for a substantial financial commitment from CNPC to conduct exploration, appraisal and development activities on the Bengara II PSC production sharing contract in Indonesia. We have retained a 12% stake in C-G Bengara and the Bengara II PSC.

•       The sale of an interest in October 2005 in another Indonesian production sharing contract for cash consideration of $2,400,000.

•       The settlement in June 2006 of all of our pending litigation related the Miller and Mejlaender lawsuits.

•       Approval of S-1 Registration Statement and the subsequent Company listing on the American Stock Exchange  under the symbol “GPR” providing shareholders with a significant increase in liquidity and increase in trading volume.

•       Extending leases for the deep rights in Madisonville, Texas and the Lokern Project in the San Joaquin basin of California.

•       Completing a $7.7 million common stock offering at $3.85 per unit and satisfied subsequent registration requirements.

•       Completing, under difficult market conditions, financings totaling $1.8 million by issuing promissory notes and $5.5 million, net of offering costs, through the issuance of Series B Convertible Preferred Stock to accredited investors.

•       Selling our working interest in the Alaska Leases in the Cook Inlet Region of Alaska to Linc Energy (Alaska) Inc. for upfront cash and significant overriding royalty interests.

When awarding stock options, we attempt to provide executives with an incentive compensation vehicle that could result in future additional compensation to them, but only if the value of our common stock increases for all shareholders. We perform a subjective analysis of each executive officer’s contributions, and we consider the number of options granted on prior occasions and the length of time between option grants. All stock options are granted with exercise prices equal to or above the fair market value of the common stock on the date of grant.

We made a number of option grants in 2003 pursuant to our 2001 Stock Incentive Plan. The options were granted with a five year vesting schedule providing that 20% of the options would vest on each one year anniversary of the date of grant of May 13, 2003. We determined that the five year vesting schedule was appropriate to provide a long term incentive to the named executive officers to remain employed with us and to work toward the long term best interests of all of our shareholders.

In 2004, we implemented a new 2004 Stock Option and Appreciation Rights Plan (the “Stock Option Plan”) providing for awards of incentive stock options, non-qualified stock options and stock appreciation rights. The Stock Option Plan replaced the 2001 Stock Incentive Plan as to new award grants effective in 2004 or thereafter to our directors, officers, employees and consultants. The terms of the Stock Option Plan govern future grants to our named executive officers. The terms provide, among other things, that the exercise price of option grants shall be no less than 110% of the fair market value of the common stock on the date of grant and that such grant shall vest at a rate no less than twenty percent (20%) over five years from the date of grant. We do not have specific established criteria for determining the timing of option grants.

In June 2008, the independent directors determined that additional stock options should be granted to our named executives to provide a long term incentive to remain employed with us and to work toward the long term best interests of all of our shareholders.  The option grants in 2008 were made pursuant to our 2004 Stock Plan.  The options were granted with a five year vesting schedule providing that 20% of the options would vest on each one year anniversary of the date of grant of June 26, 2008.   We determined that the five year vesting schedule was appropriate to provide a long term incentive and align the interests of our management with the interests of all of our shareholders.

During 2009 and 2008, stock option equity incentives accounted for approximately 0% and 56% of total compensation for the Chief Executive Officer and 0% and  48% on average for our other named executive officers. These amounts pertain to options and warrants that were granted in 2009 and 2008 and represent the aggregate value of the options on the grant date, even though the options vest in future periods. See the Summary Compensation Table below for an explanation of these items. There were no grants of stock options to our named executive officers in 2009. The Board determined that our named executive officers had a sufficient equity stake in GeoPetro, consisting of shares of common stock and/or existing options and warrants, to align their interests with GeoPetro’s and our shareholders.

Bonuses for each of our named executive officers are discretionary.   In determining bonus amounts, our independent directors took into consideration that our named executive officers have significant equity interests in GeoPetro through direct ownership of shares or prior option grants, which already provide them with performance incentives.  During February 2008, cash bonuses were awarded to Messrs Doshi, Creel and Steinhauser of $17,000, $6,800 and $6,800, respectively.  During 2009 no bonuses were granted to any of the named officers.  During 2008, cash bonus incentives accounted for approximately 2% of total compensation for the Chief Executive Officer and approximately 2% on average for our other named executive officers. In future periods, in considering whether to award bonuses, we will consider such factors as enumerated above in determining overall compensation, with a particular emphasis on our profitability and financial condition.

We provide certain personal benefits to our Chief Executive Officer in the form of life and disability insurance. During 2009 and 2008, personal benefits accounted for approximately 4% and 1% of total compensation for the Chief Executive Officer.

We do not have any established formal criteria to determine how decisions regarding one compensation element might affect decisions regarding other compensation elements or fit into our overall compensation objectives.

The employment agreements with our named executive officers provide for certain payments in the event of a change in control and/or termination. Mr. Doshi’s employment agreement provides for substantial and immediate cash payments in the event of a change in control or termination. Mr. Creel is entitled to post employment compensation in the event of termination without cause. The amounts of, and the conditions precedent for, such payments are discussed in detail in this proxy statement under “Potential Payments Upon Termination or Change in Control.”

It is our conclusion that the amount and types of compensation currently being paid to our executive officers are sufficient to retain and motivate them, reward their performance and encourage their efforts to increase the value of our common stock for all shareholders.

Compensation of Executive Officers

The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer, and our two other most highly compensated executive officers whose total compensation exceeded $100,000 for services rendered during our 2009 and 2008 fiscal years. These three officers are referred to as the named executive officers in this proxy statement. No other executive officer received total compensation of more than $100,000 in the fiscal year ended December 31, 2009, and 2008.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)		Bonus ($)	All Other Compensation ($)		Option Awards ($)		Total ($)
Stuart J. Doshi	2009	415,081	(2)	—	15,190	(3)	—		430,271
Chairman, President and	2008	435,657	(2)	17,000	13,944	(3)	596,097	(4)	1,062,698
Chief Executive Officer

David V. Creel	2009	150,332	(5)	—	—		—		150,332
Vice President of Exploration	2008	163,200		6,800	—		162,572	(6)	332,572

J. Chris Steinhauser	2009	157,739	(8)	—	—		—		157,739
Chief Financial Officer	2008	171,300		6,800	—		162,572	(7)	340,672
(Principal Accounting Officer)

(1)            None of the named executive officers received any compensation for their services as a director during 2009 or 2008.

(2)            $107,019 and $108,008 of Mr. Doshi’s salary for 2009 and 2008, respectively, consists of an annual inflation adjustment based on the 1995 Consumer Price Index, per the terms of his employment agreement.

(3)            Represents life and disability insurance premiums paid on Mr. Doshi’s behalf.

(4)            Represents aggregate grant date fair value in 2008 associated with options granted during that year, even though the options did not vest until subsequent periods and were therefore not exercisable in 2008.  This amount is recognized over a five year vesting period for accounting purposes from the date of grant, regardless of whether or not the market price of our common stock is below the exercise price of the option.  Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(5)            Mr. Creel’s annual base salary during 2009 was $163,200. He did not receive his full base salary during 2009 due to a temporary medical leave of absence.

(6)            Represents aggregate grant date fair value in 2008 associated with options granted during that year, even though the options did not vest until subsequent periods and were therefore not exercisable in 2008.  This amount is recognized over a five year vesting period for accounting purposes from the date of grant, regardless of whether or not the market price of our common stock is below the exercise price of the option.  Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(7)            Represents aggregate grant date fair value in 2008 associated with options granted during that year, even though the options did not vest until subsequent periods and were therefore not exercisable in 2008.  This amount is recognized over a five year vesting period for accounting purposes from the date of grant, regardless of whether or not the market price of our common stock is below the exercise price of the option.  75,000 options granted to Mr. Steinhauser in 2008 were cancelled in 2009.  Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(8)            Represents partial year of service.  On January 9, 2009, J. Chris Steinhauser resigned from his positions as the Chief Financial Officer, Vice President of Finance and Secretary of the Company for family reasons, effective as of January 9, 2009.  On April 27, 2009, Mr. Steinhauser resumed his duties as Chief Financial Officer at an annual salary of $225,000 and on March 31, 2010, Mr. Steinhauser resigned his position as Chief Financial Officer to pursue other interests.  See “Employment Agreements and Potential Post-Employment Payments.”

Employment Agreements and Potential Post-Employment Payments

We entered into a contract of employment with Stuart J. Doshi, Chairman, President and Chief Executive Officer, dated July 28, 1997 (effective July 1, 1997) and amended on January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005, January 30, 2006 and December 29 and 31, 2008. The contract as amended currently provides for a five-year term which commenced May 1, 2005 which term is automatically extended for successive two-year renewal terms unless: (a) the Board of Directors elects not to renew the contract and we provide notice to Mr. Doshi of such non-renewal at least six months prior to the expiry of his employment term or any renewal term, (b) Mr. Doshi provides notice at any time prior to the expiry of his employment term or any renewal term that he elects not to renew the contract, or (c) Mr. Doshi attains age 75, in which case the term ends upon the completion of the calendar year in which he becomes 75 years old unless we and Mr. Doshi mutually agree to one-year extensions. The contract of employment provides for an annual base salary of $300,000, subject to annual inflation adjustments based on the 1995 United States Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers. The contract also provided for options to purchase up to 750,000 shares of our common stock at an exercise price of $0.50 per share which options, as amended, expire on April 30, 2008.  Mr. Doshi exercised the options on April 25, 2008.  In the event that we file a registration statement under the 1933 Act, other than our initial registration statement, we have agreed to permit Mr. Doshi to include in the proposed registration the shares of our common stock that he would hold on exercise of his stock options and other securities issued to him, at no expense to him, subject to his payment of his own taxes, legal fees and underwriter’s discounts, commissions and spreads.

We have entered into a contract of employment with David V. Creel, Vice President of Exploration, dated April 28, 1998 and amended on June 15, 2000, May 12, 2003, January 1, 2005,  December 29 and 31, 2008, April 28, 2009 and April 26, 2010. The contract, as amended, provides for a term of employment until December 31, 2010 at an annual salary of $163,200.  We issued options to Mr. Creel to acquire 100,000 shares of common stock at a price of $2.00 per share pursuant to the original April 28, 1998 agreement. Mr. Creel exercised the option on May 31, 2005. The June 15, 2000 amendment provided that we would issue options to acquire an additional 100,000 shares of common stock at a price of $2.00 per share. The options were issued with an effective grant date of May 31, 2000 and were subject to vesting over a five-year period with the first 20% vesting on the first anniversary of the date of grant and an additional 20% vesting on each of the four successive anniversaries. Mr. Creel exercised the option on May 31, 2005. On June 27, 2008, we issued options to Mr. Creel to acquire 75,000 shares of common stock at a price of $4.28 and were subject to vesting at 20% per year on each annual anniversary date over a five-year period.

We previously entered into a contract of employment with J. Chris Steinhauser, Vice President of Finance and Chief Financial Officer, dated June 19, 2000 and amended on December 12, 2002, January 1, 2005, December 18, 2007 and December 29 and 31, 2008. The contract, as amended, provided for a term of employment until December 31, 2010 at an annual salary of $174,000.  The agreement with Mr. Steinhauser provided for a $10,000 cash bonus payable upon execution of the agreement, which was paid in 2000. In addition, Mr. Steinhauser’s employment agreement provided that we would issue warrants to purchase 250,000 shares of our common stock to him. Such warrants, as amended, had terms expiring between June 2007 and April 2008. As of December 31, 2008, no warrants remained outstanding. On June 27, 2008, we issued options to Mr. Steinhauser to acquire 75,000 shares of commons stock at a price of $4.28 per share which were subject to vesting on each annual anniversary date over a five-year period.  On January 9, 2009, J. Chris Steinhauser resigned from his positions as the Chief Financial Officer, Vice President of Finance and Secretary of the Company effective as of January 9, 2009.

We entered into a new employment agreement with Mr. Steinhauser effective April 27, 2009, which was subsequently terminated on March 31, 2010, when Mr. Steinhauser resigned to pursue other interests.  Mr. Steinhauser served as Chief Financial Officer and Vice President of Finance.  Mr. Steinhauser’s employment agreement entitled him to an annual salary of $225,000.  In addition, it provided that the exercise price of certain options to acquire 150,000 shares of common stock which were previously granted to Mr. Steinhauser on May 13, 2003 were reduced from $2.10 per share to $1.00 per share.  The options are fully vested as of the date hereof and have an expiration date of May 12, 2013.  The other options granted to Mr. Steinhauser to acquire 75,000 shares of common stock at $4.28 per share on June 27, 2008 were cancelled.  Mr. Steinhauser’s employment agreement provided for the payment of salary for nine months if he was terminated by us for any reason other than for cause or if there was an occurrence of a change in control.  All grants made under the Company’s stock option or other equity incentive plans would have vested in full immediately prior to the occurrence of a change of control or termination without cause.  See additional information in “Potential Payments Under Termination or Change in Control.”

Outstanding Equity Awards at Year-End 2009

The following table details information with respect to all options and warrants to purchase our common stock held by our named executive officers and outstanding on December 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable/Unexercisable			Option Exercise Price	Option Expiration Date

Stuart J. Doshi	1,000,000/			$2.10	5/13/2013
President and Chief Executive Officer	55,000/	220,000	(1)	$4.28	6/26/2013

David V. Creel	150,000/			$2.10	5/13/2013
Vice President of Exploration	15,000/	60,000	(2)	$4.28	6/26/2013

J. Chris Steinhauser	150,000/			$1.00	5/13/2013
Chief Financial Officer (3)

(1)         Mr. Doshi has 220,000 common stock options which are not yet vested. The unvested common stock options will vest 20% each year beginning June 26, 2009, through June 26, 2013. Mr. Doshi must still be employed by us on the vesting date in order to vest his options, subject to certain exceptions. See “Potential Payments Upon Termination or Change in Control.”

(2)         Mr. Creel has 60,000 common stock options which are not yet vested. The unvested common stock options will vest 20% each year beginning June 26, 2009 through June 26, 2013. Mr. Creel must still be employed by us on the respective vesting date in order to vest his options. However, if Mr. Creel is terminated without cause, all unvested options shall immediately vest. See “Potential Payments Upon Termination or Change in Control.”

(3)         J. Chris Steinhauser served as our Chief Financial Officer from June 19, 2000 to January 9, 2009.  On January 9, 2009, J. Chris Steinhauser resigned from his positions as our Chief Financial Officer, Vice President of Finance and Secretary for family reasons, effective as of January 9, 2009. Effective April 27, 2009, Mr. Steinhauser entered into a new employment agreement with the Company which cancelled 75,000 common stock options exercisable at $4.28 and reduced the exercise price of the 150,000 fully vested common stock options from $2.10 to $1.00 per share. See “Employment Agreements and Potential Post-Employment Payments.”  On March 31, 2010, Mr. Steinhauser resigned his position as Chief Financial Officer to pursue other interests.

Options Exercised and Stock Vesting in 2009

Our named executive officers did not exercise any stock options during our fiscal year 2009. None of our named executive officers holds any shares of restricted stock or any other stock awards subject to vesting requirements.

Indebtedness of Directors and Officers

None of our directors or officers, nor any of their associates or affiliates, are or have been indebted to us, nor have any of the foregoing been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by us.

Potential Payments Upon Termination or Change in Control

Messrs. Doshi and Creel are parties to employment agreements which provide for payments upon the termination of their employment under certain circumstances and/or a change in control.

Mr. Doshi’s employment contract provides that in the event of a change of control, or if we do not renew Mr. Doshi’s agreement, if Mr. Doshi is terminated without cause, or if Mr. Doshi terminates his employment due to our uncured, material breach of his employment contract, he is entitled to receive:

(a)            in exchange for all of his vested stock options and vested restricted shares, such number of shares of common stock having a market value equal to the difference between (x) the aggregate total market value of all vested restricted shares and shares of common stock he would receive upon exercise of all vested stock options less (y) the aggregate total exercise price for all of his vested stock options; provided, however, that if the common stock to be delivered to Mr. Doshi upon such change of control or termination have not been registered so as to permit immediate public resale, Mr. Doshi shall instead receive a cash payment equal to the market value on the date of termination of all vested stock options and restricted shares without any discount for liquidity or minority position against cancellation of such options and restricted shares,

(b)           a cash payment equal to the greater of (i) his salary for the remainder of his term and the aggregate amount of his bonuses in respect of the last four fiscal years and (ii) four times his compensation in the current year and the aggregate amount of his bonuses for the last four fiscal years, and

(c)            an additional cash payment representing his employment benefits equal to 20% of the amount of salary he is entitled to receive under (b)(i) or (b)(ii) above, as applicable.

In addition, in the event of a change of control or termination without cause, all unvested options issued by us to Mr. Doshi will vest.

For purposes of Mr. Doshi’s employment contract, “cause” for termination is either:  a final felony conviction of Mr. Doshi; Mr. Doshi’s willful refusal, without proper legal cause, to perform his duties or responsibilities; or Mr. Doshi continuing to willfully engage in conduct, which he knows or should have reason to know may be materially injurious to the Company, after receipt of written notice from the Company.

In the event of a change of control, or if we do not renew Mr. Doshi’s agreement, Mr. Doshi is terminated without cause, or Mr. Doshi terminates his employment due to our uncured, material breach of his employment contract, and assuming the triggering event took place on the last business day of the Company’s last completed fiscal year, December 31, 2009, the potential post-employment benefits payable to Mr. Doshi are estimated as follows (estimates are based on the $0.73 closing market price of our common stock as quoted on the NYSE Amex on December 31, 2009):

a.                                With regards to outstanding commons stock options, since the December 31, 2009 market price was less than the option exercise price, no shares of the company’s commons stock would be required to be issued as noted in the following table:

Number of options	Exercise price	Market price	# of shares
1,000,000	$2.10	$0.73	—
275,000	$4.28	$0.73	—
			—

If the common stock to be delivered to him upon the triggering event have not been registered with the Securities and Exchange Commission so as to permit immediate resale, he shall instead receive an immediate cash payment equal to the market value of all vested stock options as noted in the following table:

Number of options	Exercise price	Market price	Market value of options
1,000,000	$2.10	$0.73	$—
275,000	4.28	0.73	$—

b.                 A cash payment equal to four times his 2009 salary of $415,081 and the aggregate amount of his bonuses of $17,000 for the last four fiscal years, for a total of $1,728,324, which is payable immediately.

c.                  And an additional cash payment representing employment benefits equal to 20% of the amount calculated in paragraph (b) or $345,665, which is payable immediately.

Mr. Creel’s employment contract provides that he may be terminated by us without cause upon the payment to Mr. Creel of cash payments equal to the lesser of three months’ base salary or base salary during the remainder of the employment term, and, in the event of termination without cause, all unvested options issued by us to Mr. Creel will vest.

Upon termination of Mr. Creel without cause, and assuming the triggering event took place on the last business day of the Company’s last completed fiscal year, December 31, 2009, the potential post-employment benefits payable are estimated as follows:

a.                  Mr. Creel would be entitled to receive $13,600 per month over a three month period for an aggregate amount of $40,800.

b.                 In addition, all of Mr. Creel’s unvested options shall become immediately vested and exercisable. As of December 31, 2009, Mr. Creel has a total of 60,000 unvested options and 15,000 vested options to purchase common stock at an exercise price of $4.28 and an expiration date of June 26, 2013.  As of December 31, 2009, Mr. Creel has a total of 150,000 vested options to purchase common stock at an exercise price of $2.10 and an expiration date of May 12, 2013.  The Company’s closing market price as quoted on the NYSE Amex on December 31, 2009 was $0.73 which was less than the exercise price of all the outstanding options and, therefore, at that date all of Mr. Creel’s stock options were out of the money.

Mr. Creel’s employment contract provides that he may terminate his employment with us upon an uncured, material breach by us, of his employment contract.  In such an event, his employment contract provides that he shall be entitled to receive his base salary for the remainder of his employment term, in accordance with our standard payroll practices.  In addition, all of his unvested options shall become immediately vested and exercisable.

Upon Mr. Creel’s termination of his employment agreement due to our uncured, material breach of his employment contract, and assuming the triggering event took place on the last day of the company’s last completed fiscal year, December 31, 2009, the potential post-employment benefits payable are estimated as follows:

(a)           Mr. Creel would be entitled to receive $13,600 per month over a three month period for an aggregate amount of $40,800.

(b)            In addition, all of Mr. Creel’s unvested options shall become immediately vested and exercisable. As of December 31, 2009, Mr. Creel has a total of 60,000 unvested options and 15,000 vested options to purchase common stock at an exercise price of $4.28 and an expiration date of June 26, 2013.  As of December 31, 2009, Mr. Creel has a total of 150,000 vested options to purchase common stock at an exercise price of $2.10 and an expiration date of May 12, 2013.  The Company’s closing market price as quoted on the NYSE Amex on December 31, 2009 was $0.73 which was less than the exercise price of all the outstanding options and, therefore, at that date all of Mr. Creel’s stock options were out of the money.

Mr. Steinhauser was also party to an employment agreement with the Company.  The Company entered into the employment agreement with Mr. Steinhauser effective April 27, 2009, and it remained in effect until Mr. Steinhauser resigned his position as Chief Financial Officer on March 31, 2010.  Either we or Mr. Steinhauser could terminate the employment relationship at any time, subject to other provisions of the agreement.  Mr. Steinhauser’s employment agreement provided for the payment of salary for nine months if he was terminated by us for any reason other than for cause or if there was an occurrence of a change in control. In addition,  all grants made under equity incentive plans would vest in full immediately prior to the occurrence of a change of control or termination without cause.

Upon termination of Mr. Steinhauser without cause, and assuming the triggering event took place on the last business day of the Company’s last fiscal year, December 31, 2009, the potential post-employment benefits payable under our previous employment agreement with Mr. Steinhauser then in effect are estimated as follows:

a.               Mr. Steinhauser would be entitled to receive $168,750 within six months, representing nine months of salary.

The Company’s closing market price as quoted on the NYSE Amex on December 31, 2009 was $0.73 per share, which was less than the exercise price of all the then outstanding options and, therefore, at that date all of Mr. Steinhauser’s then outstanding stock options were out of the money.  The employment agreement with Mr. Steinhauser was terminated on March 31, 2010 when Mr. Steinhauser resigned to pursue other interests.

We provide the foregoing post-employment payments in the event of termination and/or a change in control in order to attract and retain an appropriate caliber of talent for the position. We believe that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings.

The payment and benefit levels to Messrs. Creel and Steinhauser were determined under the various circumstances that trigger post employment payments or provision of benefits were based on negotiations between them and us.

The termination provisions of Mr. Doshi’s employment contract were designed, in part, to impede and discourage a hostile takeover attempt and to protect the continuity of management. The termination provisions, including appropriate payment and benefit levels and the various circumstances that trigger payments or provision of benefits, were determined through negotiations between Mr. Doshi, our directors and representatives of Dundee Securities Corporation, the lead underwriter in connection with a sale of common shares we completed on March 30, 2006.

Compensation of Directors

Director Compensation Table

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2009.

		Fees Earned or
		Paid in Cash	Option Awards		Total
Name (3)	Period	($)	($)		($)

David Anderson (5)	2009	$-0-	$4,968	(1)	$4,968

Thomas D. Cunningham	2009	$-0-	$4,968	(1)	$4,968

Nick DeMare (5)	2009	$-0-	$4,968	(1)	$4,968

Jeffrey Freidman (6)	2009	$-0-	$4,968	(1)	$4,968

(1)                                 Represents aggregate grant date fair value associated with options granted during 2009. Assumptions made in the valuation of the option grants are discussed in Note 2. Summary of Significant Accounting Policies of the footnotes to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.  As of December 31, 2009, the aggregate number of shares of our common stock subject to outstanding option awards held by our non-employee directors was as follows: Mr. Anderson, 15,000 shares; Mr. Cunningham, 15,000 shares, Mr. DeMare, 15,000 shares; and Mr. Friedman, 15,000 shares.

Summary of Director Compensation

We have not provided cash compensation to our directors for their services as members of the Board or for attendance at Board or audit committee meetings. However, our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees as well as the annual meeting of shareholders.  Under our Stock Option Plan, directors are eligible to receive stock option grants at the discretion of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The independent directors of the Board of Directors have reviewed and discussed the Compensation Discussion and Analysis appearing under “Executive Compensation and Related Information” included in this proxy statement with management and, based on such review and discussions, the independent directors have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

David G. Anderson
Thomas D. Cunningham
Nick DeMare
Jeffrey Friedman

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 23, 2007, our Board of Directors adopted a written Amended and Restated Audit Committee charter which provides that the Audit Committee shall review all related-party transactions and potential conflict of interest situations involving amounts in excess of $120,000 on an ongoing basis. Related party transactions include transactions between GeoPetro and:

•       Any of our directors or executive officers;

•       Any nominee for election as a director;

•       Any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities; and

•       Any member of the immediate family of any of the foregoing persons.

The Audit Committee shall determine whether the terms of proposed related party transactions are at least as favorable to us as could be obtained through arm’s length negotiations with unaffiliated third parties. In making such determinations, the Audit Committee shall consider, where practicable, some or all of the following factors:

•       Competitive bids;

•       Industry or market comparables;

•       Informal comparisons to similar transactions of other publicly and privately held companies similar to ours; and

•       Similar transactions entered into by the Company through arm’s length negotiations with unaffiliated third parties.

GeoPetro did not enter into any related party transactions during 2009 except the following:

Eric Doshi, Stuart Doshi’s son, is employed as our Director of Planning and Investor Relations. We paid Eric Doshi $127,050 and $129,500 during 2009 and 2008, respectively, for his services. In October 2003, Eric Doshi was granted 100,000 options, now fully vested, exercisable to purchase common stock at $2.10 per share until October 1, 2013.  In addition, Eric Doshi was granted 50,000 options exercisable to purchase common stock at $4.28 per share exercisable until June 26, 2013.  The 50,000 options were granted on June 27, 2008 and vest ratably over five years.  Eric Doshi’s salary and stock option compensation, based on industry comparables, was at least as favorable to us as could have been obtained through arm’s length negotiations with unaffiliated third parties.

On June 18, 2009 and August 12, 2009, Stuart J. Doshi, President and CEO, made loans to the Company totaling $132,000 in aggregate original principal amount.  The notes accrued interest at 8% annually and were payable on demand.  The notes and accrued interest in the amount of $32,056 and $101,928 were repaid on August 20, 2009 and September 14, 2009, respectively.  The loans were approved by the Audit Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes all equity compensation plans including those approved by shareholders and those not approved by shareholders, as of December 31, 2009.

	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued		for Future Issuance
	Upon Exercise	Weighted-average	Under Equity
	of Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(excluding securities
Plan Category (1)	Warrants or Rights	Warrants and Rights	reflected in column(a))

Equity compensation plans approved by shareholders	2,720,000	$2.73	2,280,000
Equity compensation plans not approved by shareholders	—	$—	—
	2,720,000	$2.73	2,280,000

(1)                   In 2004, we implemented a new 2004 Stock Option and Appreciation Rights Plan (the “Stock Option Plan”) providing for awards of incentive stock options, non-qualified stock options and stock appreciation rights. The Stock Option Plan replaced the Stock Incentive Plan as to new award grants effective in 2004 or thereafter to our directors, officers, employees and consultants. Amounts in the table do not include common stock warrants outstanding as of December 31, 2009, whereby investors may purchase up to an aggregate of 1,561,547 shares of our Common Stock, with a weighted average exercise price of $3.04. For additional details regarding warrants issued by the Company, see Note 9 Common Stock Warrants of the footnotes to the financial statements contained herein in our Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE REPORT(1)

Activities of the Committee

Our Audit Committee currently consists of three directors, Thomas Cunningham, Nick DeMare and David Anderson. Messrs. Cunningham, DeMare and Anderson are independent as defined by the rules of the NYSE Amex and the SEC. Each member of the Audit Committee meets the financial literacy and experience requirements of the SEC and NYSE Amex rules. Mr. Cunningham serves as the chairperson of the Audit Committee and Nick DeMare is an “audit committee financial expert” under applicable SEC rules. We have adopted an Audit Committee charter that satisfies applicable SEC and NYSE Amex rules.  The Committee met four times during fiscal year 2009 to fulfill its responsibilities.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the Company’s accounting, consolidated financial statements and financial reporting processes. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such consolidated financial statements with generally accepted auditing standards.

In this context, the Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2009 with management and Hein & Associates LLP (“Hein & Associates”), the Company’s independent auditor. The Committee discussed with Hein & Associates matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU Section 380) as adopted by the Public Company Accounting Board in Rule 3200T.  In addition, the Committee has received the written disclosures and the letter from Hein & Associates required by the applicable requirements of the Public Company Accounting Oversight Board regarding Hein & Associates’ communications with the Audit Committee concerning independence.  The Audit Committee discussed their independence with them and satisfied itself of the independence of the independent registered public accountants. The Committee considered the effects that the provision of non-audit services may have on the auditor’s independence.

Based on the reviews and discussions referred to in this report, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

THE AUDIT COMMITTEE

Thomas Cunningham (Chair)

David Anderson

Nick DeMare

(1)            SEC filings sometimes incorporate information by reference.  This means that the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading.  Unless GeoPetro specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

PROPOSAL 2: RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Hein & Associates LLP, our independent registered public accounting firm for the year ended December 31, 2009, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2010.  Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Representatives from Hein & Associates LLP are not expected to be present at the annual meeting.

In the event that the stockholders do not approve the selection of Hein & Associates LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of GeoPetro and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the ratification of the appointment of Hein & Associates LLP to serve as GeoPetro’s independent registered public accounting firm for the year ending December 31, 2010.  Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Hein & Associates LLP.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder Proposals for the 2011Annual Meeting.  Under Rule 14a-8 of the Exchange Act, any shareholder desiring to include a proposal in the Company’s proxy statement with respect to the 2011Annual Meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 21, 2011, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, in order for such proposal to be considered for inclusion in the Company’s proxy statement relating to the 2011 Annual Meeting.  Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act, the rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.  Rule 14a-4(c)(1) establishes a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement.  Rule 14a-4(c)(1) relates to the discretionary voting authority retained by the Company with respect to proxies.  With respect to any shareholder proposal for the 2011 Annual Meeting submitted after April 6, 2011 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), the Company retains discretion to vote proxies it receives as the Board of Directors sees fit.

All such proposals and notices should be directed to President, GeoPetro Resources Company, 150 California Street, Suite 600, San Francisco, CA 94111.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors is not aware of any business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If, however, any other matters should properly come before the Annual Meeting for action by shareholders, the persons acting under proxies in the enclosed proxy card will vote as recommended by the Board of Directors, or, if no recommendation is given, in accordance with their judgment.  Discretionary authority to do so is included in the proxies.

For the Board of Directors,

/s/ Stuart J. Doshi
Stuart J. Doshi
Chairman, President and
Chief Executive Officer
Dated: April 30, 2010

GEOPETRO RESOURCES COMPANY
150 California Street, Suite 600
San Francisco, CA 94111

*** PROXY ***

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

GEOPETRO RESOURCES COMPANY

The undersigned hereby appoints Stuart J. Doshi and David V. Creel, or any of them severally, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of GeoPetro Resources Company, to be held at Le Meridien San Francisco, Mercantile Room, 333 Battery Street, San Francisco, California, 94111 on July 16, 2010 at 10:30 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof, as indicated on this proxy card, and in their discretion to the extent permitted by law, upon all motions and resolutions which may properly come before the meeting, adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, OR UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

IMPORTANT — PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

DETACH PROXY CARD HERE

The Board of Directors recommends a vote FOR all nominees for director and FOR Proposal 2.

1.    Election of Directors

☐ FOR all nominees listed below (except as indicated to the contrary below)

☐ WITHHOLD AUTHORITY to vote all nominees listed below

Stuart J. Doshi, David V. Creel, Thomas D. Cunningham, David G. Anderson, Nick DeMare, Jason B. Selch and Christopher T. Czuppon (INSTRUCTIONS: to withhold authority to vote for any individual nominee, print that nominee’s name in the space provided below.)

2.             Ratification of the appointment of Hein & Associates LLP as GeoPetro’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy confers discretionary authority to vote on any other matters as may properly come before the meeting and any postponement and adjournment thereof, and to cumulate votes if there is cumulative voting for directors at the meeting for any or all of the nominees for election of directors for which authority to vote has not been withheld.  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement (with all enclosures and attachments) dated April 30, 2010.

☐	I/we plan to attend the 2010 Annual Meeting of Shareholders.

Please date and sign this proxy exactly as your name appears on your share certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and submit powers of attorney or other appropriate document. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2010
Please print or type your name here

Signature

Signature if held jointly

If you have had a change of address, please print or type your new address(es) in the space below:

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET VOTING,

AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet voting is available through 11:55 PM Pacific Time, July 14, 2010.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

INTERNET

www.investorvote.com

If you vote your proxy by Internet, you do NOT need to mail back your proxy card.
  To vote by mail, mark, sign and date your proxy card
 and return it in the enclosed postage-paid envelope.

You can view the
Form 10-K and Proxy Statement
on the Internet at www.geopetro.com/annualmeeting